Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Group Expects to Restore Compliance with NYSE Continued Listing Requirement

HOUSTON, TX, AUGUST 17, 2015 — Willbros Group, Inc. (NYSE: WG) announced today that it received notification on August 11, 2015 from the New York Stock Exchange (“NYSE”) that the price of Willbros common stock has fallen below the NYSE’s continued listing standard, which requires the average closing price of a listed company’s common stock to be at least $1.00 per share over a consecutive 30-day trading period.

Willbros intends to respond to the NYSE within 10 business days with a plan to cure the deficiency. The Company has six months, or in certain circumstances, until it can take shareholder action at its next annual meeting, to regain compliance with the NYSE continued listing requirements. During the cure period, Willbros common stock will continue to be listed and traded on the NYSE, subject to compliance with the other listing standards. The NYSE notification does not conflict with or violate any of the Company’s credit or debt obligations.

John T. McNabb, II, Chairman and Chief Executive Officer, commented, “The current share price does not reflect the intrinsic value of Willbros. Our share price has been under pressure due to macro events which have affected the global energy industry as well as events specific to Willbros’ financial performance. Over the last 11 months, at the direction of the Board of Directors, management has taken aggressive actions to reduce G&A costs, exit non-performing businesses, sell non-core assets in order to reduce debt, bolster operating staff and management, and streamline operations. Our previously disclosed plan to sell our Professional Services segment remains on track and we believe we should have an agreement in place to sell the segment by the end of the third quarter, with the potential to significantly reduce our debt levels in the fourth quarter of 2015. We believe all these actions will restore confidence in the company and translate into a higher valuation for our shareholders.”

If the Willbros share price has not recovered at the end of the cure period, or, under certain circumstances, after the Company’s next annual meeting if shareholder action is required, the Company’s common stock will be subject to NYSE’s suspension and delisting procedures.

Willbros is a specialty energy infrastructure contractor serving the oil, gas, refining, petrochemical and power industries. Our offerings include engineering, procurement and construction (either individually or as an integrated EPC service offering), maintenance, facilities development and operations services. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including inability to maintain or regain compliance with the New York Stock Exchange continued listing standards; inability to complete the

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planned sale of the Professional Services segment and other discrete assets; inability to timely collect contractually due receivables; unanticipated accounting or other issues regarding any material weaknesses in internal control over financial reporting; inability of the Company or its independent auditor to confirm relevant information or data; unanticipated issues that prevent or delay the Company’s independent auditor from completing its review of financial statements or that require additional efforts, procedures or review; the untimely filing of financial statements; pending and potential investigations and lawsuits; the identification of one or more issues that require restatement of one or more other prior period financial statements; ability to remain in compliance with, or obtain waivers under, the Company’s existing loan agreements; ability to dispose of businesses and assets in a timely manner at reasonable valuations; the existence of other material weaknesses in internal control over financial reporting; contract and billing disputes; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades and development trends of the oil, gas, power, refining and petrochemical industries; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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2 of 2 CONTACT: Michael W. Collier SVP Investor Relations Marketing & Communications Willbros 713-403-8038